Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 24, 2007, with respect to the financial statements of Atlas Industries Holdings LLC, our report dated March 20, 2007, with respect to the consolidated financial statements of Forest Resources LLC, and our report dated March 27, 2007, with respect to the consolidated financial statements of Capital Equipment Resources LLC included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-142625) and related Prospectus of Atlas Industries Holdings LLC.

/s/ Ernst & Young LLP

Indianapolis, Indiana
August 20, 2007